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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                             JABIL CIRCUIT, INC.
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           (Exact name of registrant as specified in its charter)


               Delaware                               38-1886260
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 (State of incorporation or organization)   (I.R.S. Employer Identification No.)


10800 Roosevelt Boulevard, St. Petersburg, Florida               33716
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(Address of principal executive office)                       (zip code)


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
If this form relates to the                                  If this form relates to the
registration of a class of securities                        registration of a class of securities
pursuant to Section 12(b) of the                             pursuant to Section 12(g) of the
Exchange Act and is effective                                Exchange Act and is effective
pursuant to General Instruction                              pursuant to General Instruction
A.(c), please check the following box                        A.(d), please check the
[x]                                                          following box [ ]





Securities Act registration statement file number to which this form relates:     N/A
                                                                               -----------
                                                                             (If applicable)

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Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class                  Name of Each Exchange on Which
           to be so Registered                  Each Class is to be Registered
           -------------------                  ------------------------------

       Common Stock, $.001 par value                  New York Stock Exchange

         Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                                (Title of class)

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                              JABIL CIRCUIT, INC.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF COMPANY'S SECURITIES TO BE REGISTERED.

         The capital stock of Jabil Circuit, Inc., a Delaware corporation (the "Company") to be registered on the New York Stock Exchange, Inc. (the "Exchange") is the Company's Common Stock, $.001 par value ("Common Stock"). The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding shares of the Company's Preferred Stock, $.001 per value (the "Preferred Stock"), the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

         The Company's Certificate of Incorporation authorizes 1,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

         The Company's Certificate of Incorporation provides that, after the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended, all stockholder action must be effected at a duly called meeting and not by a consent in writing. The Certificate of Incorporation does not allow for cumulative voting in the election of directors. The Company's Bylaws permit the Board to increase or decrease the number of directors without stockholder approval and permit the Board to nominate directors to fill vacancies. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to (i) enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, (ii) discourage certain types of transactions that may involve an actual or threatened change in control of the Company, (iii) reduce the vulnerability of the Company to an unsolicited acquisition proposal, and (iv) discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.


ITEM 2.  EXHIBITS.

                 None
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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.




                                        JABIL CIRCUIT, INC.



                                        By: /s/ Thomas A. Sansone
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                                            Thomas A. Sansone
                                            President




Date:  April 27, 1998